                                                                    EXHIBIT 4(f)

                            AMENDMENT NO. 3 TO THE
                         RESPONSE TECHNOLOGIES, INC.
                     1990 NON-QUALIFIED STOCK OPTION PLAN

     This amendment to the 1990 Non-Qualified Stock Option Plan (the "Plan") of Response Technologies, Inc. (the "Corporation") was adopted by the Corporation's Board of Directors on December 16, 1995, subject to approval by the shareholders of the Corporation at the Corporation's annual meeting to be held on May 16, 1996. All capitalized terms used in this amendment shall have the meanings ascribed to such terms in the Plan.

1. Section 3 of the Plan is hereby amended, in order to increase the number of shares available under the Plan and to adjust the number of shares previously authorized to take into account the 1 for 5 reverse stock split effected by the Company on November 1, 1995, by deleting the number "4,300,000" in the first sentence of section 3 and inserting the number "1,125,000" in its place.